SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _______)

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HORIZON BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 23, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana on Thursday, May 3, 2012, at 10:00 a.m. (local time; registration will begin at 9:30 a.m.). To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the meeting and vote in person.

As in recent years, we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders by posting the materials on the Internet, and which allow us to provide our shareholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at http://www.cfpproxy.com/5257. On March 23, 2012, we mailed a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.

The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be the election of directors, an advisory (non-binding) vote to approve executive compensation and the ratification of the independent auditors. We urge you to read these materials carefully.

The Annual Report for the year ending December 31, 2011 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.

We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Craig M. Dwight	Robert C. Dabagia
President and Chief Executive Officer	Chairman of the Board

HORIZON BANCORP

515 Franklin Square

Michigan City, Indiana 46360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 3, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 3, 2012, 10:00 a.m. (local time; registration will begin at 9:30 a.m.), at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors: To elect four directors to serve three-year terms expiring in 2015.

2.	Advisory Vote to Approve Executive Compensation: To vote on a non-binding, advisory proposal to approve the compensation of Horizon’s executive officers described in this Proxy Statement.

3.	Frequency of Advisory Vote to Approve Executive Compensation. To hold an advisory vote on the frequency of the advisory vote to approve Horizon’s executive compensation.

4.	Ratification of Auditors: To ratify the appointment of BKD, LLP, as independent auditors for 2012.

5.	Other Business: To transact such other business as may properly come before the meeting or any adjournment of the meeting.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 9, 2012.

We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.

This Notice of Annual Meeting and Proxy Statement are posted on the Internet at http://www.cfpproxy.com/5257. A copy of our Annual Report for the fiscal year ended December 31, 2011, also is posted on the Internet, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

James D. Neff
Secretary
Michigan City, Indiana
March 23, 2012

As shareholders of Horizon, your vote is important. Whether or not you plan to be present in person at the Annual Meeting, it is important that your shares are represented. Please vote as soon as possible.

HORIZON BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2012

Information About Proxy Materials

Why am I receiving these materials?

The Board of Directors of Horizon Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2012, at 10:00 a.m. (local time). The meeting will be held at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We mailed our Notice of Internet Availability of Proxy Materials to our shareholders on March 23, 2012.

What is included in these materials?

These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2011 Annual Report, which includes our audited consolidated financial statements.

If you requested a paper copy of these materials by mail, a proxy card also was included.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials. All shareholders receiving the notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

You also may choose to receive your future proxy materials by email by following the instructions in the Notice of Internet Availability of Proxy Materials that was sent to you. Receiving materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you elect to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Items of Business

What will the shareholders vote on at the Annual Meeting?

Shareholders will vote on the following four proposals:

•	The election of four directors to serve three-year terms;

•	An advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement;

•	An advisory vote on the frequency of the advisory vote on executive compensation; and

•	The ratification of the appointment of BKD, LLP, as independent auditors for 2012.

Will there be any other items of business on which to vote?

Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

Voting Information

Who can vote at the Annual Meeting?

Shareholders of record of Horizon Common Shares as of the close of business on March 9, 2012, the record date, may vote at the Annual Meeting. On the record date, 4,967,196 Horizon Common Shares were outstanding, and, in addition, 12,500 shares of Series B Senior Non-Cumulative Perpetual Preferred Stock were outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote my shares?

There are three ways to vote by proxy prior to the Annual Meeting:

By Telephone:	Shareholders located in the United States can vote by telephone by calling 1-866-273-7544 and following the instructions in the notice;
By Internet:	You can vote over the Internet at www.rtcoproxy.com/hbnc by following the instructions in the notice; or
By Mail:	You can vote by signing, dating and mailing the proxy card sent to you by mail.

We encourage you to vote over the Internet, by telephone or by mailing the proxy card even if you plan to attend the meeting.

All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described below in accordance with the recommendations of the Board of Directors on Proposals 1, 2, 3 and 4 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record as of March 9, 2012, you may vote your shares in person at the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

Can I change my vote after I have voted by telephone, online or mailed my proxy card?

You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Horizon’s Secretary (James D. Neff, 515 Franklin Square, Michigan City, Indiana 46360), or by voting in person at the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 9, 2012, the record date, 4,967,196 Common Shares were issued and outstanding.

How many votes are required for the election of directors and the other proposals?

The following votes will be required to approve the proposals:

•	Directors will be elected by a plurality of the votes cast (Proposal 1).

•
The advisory vote to approve executive compensation (Proposal 2), the frequency of advisory vote to approve executive compensation (Proposal 3) and the ratification of the independent auditors (Proposal 4) require for approval that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Advisory Vote to Approve Executive Compensation), Proposal 3 (Frequency of Advisory Vote to Approve Executive Compensation Vote) and Proposal 4 (Ratification of Independent Auditors).

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the ratification of auditors. To avoid a broker non-vote of your shares on the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the executive compensation advisory vote, all of which are non-routine matters, you must provide voting instructions to your broker or other nominee.

Who pays the cost of this proxy solicitation?

Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Common Shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, proxies may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, Horizon Bank, N.A., and their subsidiaries, who will not be specially compensated for such solicitation.

Proposal 1

Election of Directors

The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of eleven members. As required by Horizon’s Amended and Restated Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.

Director Qualifications and Diversity

Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for local knowledge and business acumen. Horizon believes our Board should be composed of individuals with business or academic experience that impact our business and the local community. In addition, Horizon’s directors are expected to meet the standards outlined below. We believe that all of our current Board members possess the professional and personal qualifications necessary for effective board service, and we have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, several of our Board members have numerous years of service on our Board and have served through multiple economic cycles. We believe this experience has provided them with significant and valuable understanding of our business, the regulatory requirements and the industry in which we compete.

Horizon’s directors have considerable professional and business acumen, are well educated and are engaged in the local communities served by Horizon. Five members of Horizon’s Board of Directors qualify as “audit committee financial experts,” which is a considerable number for a company of our size.

Horizon’s directors actively participate in continuing education, with each director completing 100% of their 2011 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, compensation, lending, fraud and regulatory compliance.

Horizon’s Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Nominating Committee Charter requires the Committee, before it selects a nominee for election or re-election or recommends a director to fill a vacancy, to review and evaluate:

•
the nominee’s qualifications, including judgment, skill, capability, ability to serve, conflicts of interest, business experience, the interplay of the candidate’s experience with that of the other Board members, the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;

•	if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;

•	whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and

•	such other factors the Committee deems relevant.

The Nominating Committee Charter also provides that in determining whether to select incumbent directors for re-election to the Board, the Committee must consider the director’s past participation and contribution to the Board.

The Nominating Committee applies a broad concept of diversity, which includes all of the criteria listed in the Nominating Committee Charter together with other factors such as the nominee’s age, leadership abilities, continuous learning and the location of the nominee’s residence and place of business. Although Horizon does not have a diversity policy, when the Nominating Committee seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Nominating Committee selects director nominees on the basis of all of these criteria with the goal of finding the best qualified person to meet Horizon’s needs.

With respect to geographic diversity, the Nominating Committee considers whether current directors and nominees reside and/or have a place of business in the cities and counties in which Horizon Bank, N.A. (the “Bank”), Horizon’s wholly owned subsidiary, has branches and in which the Bank is considering to locate future branches. Each of Horizon’s current directors lives and works (unless retired) in the markets served by Horizon. With respect to skill set diversity, the Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in manufacturing, academia, accounting, law, finance, collections, receivable management, real estate sales, real estate development, construction management and architecture.

The Nominating Committee also considers the age of director nominees and current directors. Horizon’s Bylaws provide that a nominee who is not currently serving on the Board must not have reached his or her sixtieth birthday as of the date of the shareholder meeting at which the nomination will be considered or as of the date the nominee is elected to fill a board vacancy. The Bylaws also specify that directors may continue to serve until the end of the year in which they reach their seventy-fifth birthday.

Nominees

The terms of Lawrence E. Burnell, Robert C. Dabagia, Peter L. Paritz and Spero W. Valavanis will end at the Annual Meeting. The Board of Directors has nominated each of them to serve additional three-year terms as members of the Class of 2015. Information on the nominees and the other members of the Board of Directors is provided below.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees.
(Item 1 on the Proxy Card)

Members of the Board of Directors

The following table presents biographical information on all of the directors, including the four nominees, and information regarding the director’s experiences, qualifications, attributes or skills that have caused the Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of the Bank.

Name	Age	Business Experience and Service as a Director

Class of 2015

Lawrence E. Burnell	57
Mr. Burnell is the Chief Operating Officer and Chief Financial Officer of White Lodging Services Corporation, a national hotel management and development company. He has over thirty-five years of financial management experience. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of the Bank since September 2007. Mr. Burnell has a B.S. in accounting, has passed the CPA exam and has ten years of experience serving with a national public accounting firm. If Mr. Burnell were serving on the Audit Committee, he would qualify as an audit committee financial expert under SEC rules.

Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, management of a large and complex service organization, finance and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Loan Committee with important insight into this industry, which is especially valuable during the current recession. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director

Robert C. Dabagia	73
Mr. Dabagia has served as the Chairman of Horizon since 1998. He has over fifty years of banking experience, including thirty-three years as an executive officer. He served as Chief Executive Officer of Horizon and the Bank until July 1, 2001. He has served on Horizon’s Board of Directors since 1980.

Mr. Dabagia has extensive knowledge and experience in banking, trust and investment management, audit, balance sheet management, credit underwriting, bank regulations, and finance. Mr. Dabagia’s extensive banking, trust and executive management experience provides the Board an important historical perspective on the industry and economic cycles. In addition, Mr. Dabagia provides considerable insight on the importance of shareholder value and regulatory compliance.

Peter L. Pairitz	56
Mr. Pairitz is a business developer who focuses on consulting with small business owners regarding all aspects of business ownership, including financing alternatives, and he has management responsibilities for several types of businesses. He is a CPA with public accounting firm experience in auditing and managing audits of financial institutions. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. If Mr. Pairitz were serving on the Audit Committee, he would quality as an audit committee financial expert under SEC rules.

Mr. Pairitz has extensive knowledge and experience in finance, accounting, audit, manufacturing, real estate development and of the local business community. Mr. Pairitz’s business experiences, local knowledge and attention to detail are very important to Horizon’s Board of Directors. In addition, Mr. Pairitz has continued his outside board education in the areas of credit and compensation trends and has shared his knowledge and experience with the Loan and Compensation Committees of the Board.

Spero W. Valavanis	59
Mr. Valavanis is an architect and has thirty-five years experience in business management and marketing as the President of Design Organization, Inc., an architecture and interior design firm. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Mr. Valavanis has extensive knowledge and experience in architecture, design, construction management and of the local business, municipal and not-for-profit communities. Mr. Valavanis has continued his director education with a focus on asset and liability management and on trust matters. Mr. Valavanis’s professional background, local market knowledge and community involvement are important contributions to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director

Class of 2014

Craig M. Dwight	55
Mr. Dwight has served as the Chief Executive Officer of Horizon and the Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the Chairman and Chief Executive Officer of the Bank since December 1998. He has served on Horizon’s Board of Directors and the Board of Directors of the Bank since 1998. He has thirty-two years of banking experience, including experience as a senior commercial loan officer, branch manager, human relations director, senior credit officer and chief executive officer. He has a business degree with a concentration in accounting.

Mr. Dwight has extensive knowledge and experience in banking, credit underwriting, balance sheet management, liquidity management, finance, accounting and banking rules and regulations. In addition, Mr. Dwight has considerable knowledge of the local business, municipal and not-for-profit communities. Mr. Dwight has served in leadership roles with a considerable number of local not-for-profit organizations, including leading several fund raising campaigns. Mr. Dwight’s intimate knowledge of Horizon’s business and his leadership during this recent economic recession and ability to look for new opportunities for Horizon makes him a valuable member of Horizon’s Board of Directors.

James B. Dworkin	63
Mr. Dworkin is the Chancellor of Purdue University North Central. He has over thirty years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of the Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and Senior Management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others and consensus building abilities are valuable contributions to Horizon’s Board of Directors.

Daniel F. Hopp	64
Mr. Hopp retired in June 2011 as Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation, a Fortune 500 company located within Horizon’s market area. He has a law degree and has over twenty-five years experience working with a publicly traded corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of the Bank since 2004.

Mr. Hopp has extensive knowledge and experience in manufacturing, management of a large and complex organization, corporate law and the rules and regulations applicable to large publicly traded companies. Mr. Hopp’s educational and professional background is rarely found on a community bank board. In addition, Mr. Hopp is very active in the local not-for-profit community. At Horizon’s Board meetings, Mr. Hopp regularly provides invaluable insights based on his professional and educational experiences, and he has the ability to look at complex problems from a different perspective. Mr. Hopp is a valuable member of Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director

Class of 2013

Susan D. Aaron	57
Ms. Aaron is the President and Chief Executive Officer of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business in which she has more than thirty years experience. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993. Ms. Aaron has a degree in finance and an M.B.A. If Ms. Aaron were serving on the Audit Committee, she would quality as an audit committee financial expert under SEC rules.

Ms. Aaron possesses particular knowledge and experience in accounts receivable management, collection services and their related rules and regulations, finance, accounting, management and local market knowledge as it relates to the small business community and not-for-profit organizations. Ms. Aaron’s extensive experience provides significant insight and expertise to our Board, particularly as they apply to commercial lending, accounts receivable management and knowledge of the local community.

Charley E. Gillispie	64
Mr. Gillispie is Vice President of Administration and Finance at Valparaiso University. He is a registered CPA with over thirty-five years of accounting experience. He has an undergraduate degree in business administration and an M.B.A. with an emphasis in accounting. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Gillispie qualifies as an audit committee financial expert under SEC rules.

Mr. Gillispie possesses particular knowledge and experience in finance, audit, accounting, administration, investment management and local market knowledge as it relates to small business and not-for-profit organizations. Mr. Gillispie’s extensive bank audit, accounting, investment and administration experience provides Horizon considerable expertise and insight into these areas. In addition, Mr. Gillispie has attended outside continuing director educational programs with a focus on audit. Mr. Gillispie has used his professional experiences and knowledge to provide good oversight of Horizon’s audit and asset liability committees.

Larry N. Middleton	59
Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. in Michigan City, Indiana, a company he has owned and led for the past thirty-four years. He has a background in marketing and sales. He has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993.

Mr. Middleton possesses particular knowledge and experience in sales management, the local real estate market and real estate rules and regulations that strengthen the Board’s collective qualifications, skills and experiences as it relates to real estate. Given the current distressed real estate market, Mr. Middleton’s local knowledge and insight is extremely valuable to Horizon.

Name	Age	Business Experience and Service as a Director

Robert E. Swinehart	69
Mr. Swinehart is the retired President and Chief Operating Officer of Emerson Power Transmission Corp. His business responsibilities included long-range strategic planning, budgeting, financial reporting and supply chain management, and he has held leadership roles in an industry trade association and in a number of community organizations. He has served on Horizon’s Board of Directors since 1998 and on the Board of Directors of the Bank since 1996. Mr. Swinehart has an M.B.A. and qualifies as an audit committee financial expert under SEC rules.

Mr. Swinehart’s extensive knowledge and experience in manufacturing, supply chain management, finance and accounting has provided considerable strength to Horizon’s Board of Directors. Mr. Swinehart’s management experience in a large and complex organization has provided Horizon with important professional contacts and insight into managing larger organizations. In addition, Mr. Swinehart has attended outside director continuing education and has shared his educational experience with the other board members.

Each of the nominees has agreed to serve for the term for which he has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.

Corporate Governance

Director Independence

Annually Horizon’s Board of Directors considers the independence of each of the directors under the listing standards of the NASDAQ Stock Exchange. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or the Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board of Directors has determined that nine of the eleven members of the Board, including three of the four nominees, qualify as independent directors under SEC rules and the NASDAQ Listing Standards. One of the nominees, Mr. Dabagia, does not qualify as independent under the NASDAQ listing standards since he is considered an employee of Horizon. The independent directors are Susan D. Aaron, Lawrence E. Burnell, James B. Dworkin, Charley E. Gillispie, Daniel F. Hopp, Larry N. Middleton, Peter L. Pairitz, Robert E. Swinehart and Spero W. Valavanis. As Chief Executive Officer, Mr. Dwight does not qualify as an independent director.

Members of the Audit, Compensation and Nominating Committee must meet all applicable independence tests of The NASDAQ Stock Exchange and the SEC.

Board Leadership Structure

Horizon’s Board of Directors believes that each business is unique, and therefore, Board leadership structure should vary depending upon each company’s circumstances and needs. Horizon’s Board believes its current leadership structure serves the Company well because it divides certain oversight and decision making duties between a separate Chief Executive Officer and Chairman and among various Board committees.

The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Mr. Dwight serves as Chief Executive Officer and President, and Mr. Dabagia serves as Chairman. The

Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of Horizon. The Chairman approves the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of Horizon, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since 1980. In addition, the Chairman, who has not been active in the day-to-day operations of Horizon since 2001, receives total compensation of less than $100,000 and receives no health and welfare benefits. This, combined with his stock ownership, provides the Chairman with a unique perspective that we view as independent, even though he does not meet the NASDAQ definitions for independence.

The separation of the roles of Chief Executive Officer and Chairman and the independence of nine of the eleven board members helps ensure significant independent oversight of management. All of the directors on the Board, other than the Chief Executive Officer and Chairman, qualify as independent under the NASDAQ rules. The key standing committees − the Audit Committee, the Compensation Committee and the Nominating Committee − are comprised entirely of independent directors and provide independent oversight of management. In addition, the Board meets in executive session without the presence of the Chief Executive Officer and the Board’s key standing committees regularly meet in executive sessions without the presence of either the Chief Executive Officer or Chairman.

Communications with Directors

Shareholders may communicate directly to the Board of Directions or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

Shareholders also may communicate concerns, suggestions or questions to any member of the Board of Directors or member of senior management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. Ethicspoint is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethicspoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethicspoint, either by web or telephone, are transmitted directly to the Chairperson of the Board’s Audit Committee and designated members of senior management, without editing or screening.

Code of Ethics

Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp and Horizon Bank, N.A. Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Director Nomination Procedures

Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.

Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.

Meetings of the Board of Directors and Committees

Horizon’s Board of Directors held fifteen meetings during 2011, and each director attended 75% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee and the Nominating Committee. Executive sessions of the independent directors are held at least four times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of Shareholders, Horizon encourages directors to attend the Annual Meeting. All of the eleven members of the Board of Directors attended the 2011 Annual Meeting.

Nominating Committee

The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2011/12 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp and Mr. Swinehart. In addition, Ms. Aaron serves as an alternate member of the Nominating Committee to provide additional expertise and support as needed. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Nominating Committee met three times during 2011. The responsibilities of the Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.

The Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules. The Nominating Committee Charter was amended on January 18, 2011, and is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Audit Committee

Audit Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The Audit Committee members for 2011/2012 are Mr. Gillispie, who serves as Chairperson, Mr. Dworkin and Mr. Middleton. In addition, Mr. Swinehart serves as an alternate member of the Audit Committee. The alternate member provides additional Committee expertise and support as needed. The Audit Committee met four times in 2011. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and the Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, the Bank and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The Audit Committee reviews the internal audit procedure of Horizon and the Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.

Horizon’s Board of Directors has determined that directors Charley E. Gillispie and Robert E. Swinehart qualify as “audit committee financial experts” as defined by the SEC rules. Mr. Gillispie has a Bachelor of Business Administration degree and an M.B.A. in accounting, and is a registered certified public accountant and has seventeen years of public accounting experience. Mr. Swinehart has an M.B.A. and his experience includes serving with companies in the positions of controller, president and chief operating officer and having responsibility for financial reporting and analysis.

All of the members of the Audit Committee, including Mr. Gillispie, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.

The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was most recently revised on November 18, 2011, and is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Compensation Committee

Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The members of the Compensation Committee for 2011/2012 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp and Mr. Swinehart. Ms. Aaron serves as an alternate to the Committee to provide additional expertise and support as needed. All of the members of the Compensation Committee qualify as independent directors under the NASDAQ rules. The Compensation Committee met ten times in 2011. The Committee reviews all salary and employee benefit issues relating to employees and directors of Horizon, the Bank and their affiliates. The Compensation Committee has adopted a charter, which was amended on January 18, 2011, and which is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Horizon, the Bank or any of our other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) in recent years. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve Horizon’s business objectives.

At least every three years, the Compensation Committee engages a compensation consultant to conduct a review of executive compensation. During 2011, the Compensation Committee engaged Cook & Co. to assist in the review of the reasonableness of total compensation for the Chief Executive Officer, Chief Financial Officer and other top officers of Horizon. The Compensation Committee had also engaged Cook & Co. in 2010, 2009, 2007, 2005, 2003 and 2002 to conduct a review of executive compensation. The Cook & Co. reviews are used to augment other data obtained annually in determining the reasonableness of executive compensation. The Cook & Co. reviews are more extensive and include peer comparison of cash, short-term compensation and long-term compensation. Cook & Co.’s 2011, 2010 and 2009 reports provided the Compensation Committee with an updated competitive survey and the Compensation Committee relied primarily on these surveys in reaching its decisions on 2011 and 2012 compensation and to compare the reasonableness of 2011’s total compensation for the named executive officers. Cook & Co. provides no other services to Horizon.

In addition, Cook & Co.’s 2011, 2010 and 2009 reports reviewed long-term equity compensation awards to the named executive officers in comparison with peer data and acceptable banking practices. Cook & Co.’s 2011 report stated that Horizon’s mix is generally representative of median competitive practice, although comparison companies not under TARP restrictions are weighted more heavily than Horizon toward bonus and long-term incentives. As a result of Cook & Co.’s 2011 report, the Compensation Committee will recommend to Horizon’s Board of Directors an increase in the weighting of long-term equity compensation, awards in the compensation mix for the named executive officers. This is in light of the fact that three of the four named executive officers currently do not have any outstanding long-term equity compensation awards and Cook & Co.’s report recommending an increase in weighting for long-term equity compensation.

Performance Reviews

The Compensation Committee conducts an annual review of the performance of Horizon’s President, who also serves as the Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.

In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include traditional financial results, positioning Horizon for future success and enterprise risk management.

The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, he is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer:

•	Strategic Leadership: Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies.

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Enterprise Guardianship: Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations and ensuring results.

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Risk Management: Risk management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes.

•
Board Relationship: Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board.

•	Financial Results: Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.

•
Talent, Retention & Training: The Chief Executive Officer is required to recruit, attract and retain an exceptional leadership team in order to effectively run the organization today and in the future. In addition, continuous organizational learning is a key focal point for the Chief Executive Officer and ongoing training is vital to Horizon’s continued success.

In conducting the Chief Executive Officer’s performance review for 2011, the Compensation Committee obtained input from all members of the Board. A significant portion of management compensation, including that of the Chief Executive Officer and the other executive officers, is performance related.

Compensation Restrictions under TARP Capital Purchase Program

From December 19, 2008 until August 25, 2011, Horizon participated in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a participant, Horizon was subject to certain requirements and restrictions on employee compensation. EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), included requirements that a Capital Purchase Program participant’s compensation committee review, with its senior risk officer, the compensation plans for senior executive officers to ensure that those plans did not encourage the executive officers to take unnecessary and excessive risks that could threaten the value of the participating company and to make all reasonable efforts to limit unnecessary risks that the plans pose to the company. Capital Purchase Program participants also were required to review all other employee compensation plans to eliminate any features of those plans that would encourage the manipulation of the participating company’s reported earnings to enhance employee compensation. Under the Capital Purchase Program requirements, Horizon also was required to provide shareholders with an annual, non-binding vote on Horizon’s compensation plans, commonly referred to as a “say-on-pay vote.” (For more information on the Capital Purchase Program requirements and restrictions, see the discussion under the caption “TARP Capital Purchase Program Executive Compensation Restrictions” in the “Compensation Discussion and Analysis” section below.)

Horizon is no longer subject to the Capital Purchase Program compensation restrictions. Pursuant to the Dodd-Frank Act, however, the SEC has adopted say-on-pay vote requirements similar to those applicable to participants in the Capital Purchase Program and also has adopted risk assessment disclosure requirements. Effective with the August 25, 2011 repurchase of the preferred stock Horizon had issued to the Treasury pursuant to the Capital Purchase Program, Horizon became subject to these SEC rules.

Risk Management and Compensation Policies and Practices

General

Horizon monitors its incentive and commission based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with Horizon’s Senior Auditor. Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan originators, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends and fixed costs at the holding company, and individual employee performance that is satisfactory to Horizon.

TARP Capital Purchase Program

During the period that Horizon was a participant in the TARP Capital Purchase Program, Horizon was subject to the specific risk review standards mandated by the Treasury for such participants. Those standards applied to the compensation for senior executive officers, defined generally as the chief executive officer, chief financial officer and the next three most highly compensation executive officers.

In compliance with the Capital Purchase Program requirements, on March 15, 2011, and September 13, 2011, Horizon’s Compensation Committee met with Nancy Wrzalinski, who serves as Horizon’s Senior Auditor, Enterprise Risk Manager and Compliance Officer (the “Senior Auditor”). The Compensation Committee members and the Senior Auditor determined whether the risks Horizon faces could threaten its value, and they identified the features of Horizon’s executive compensation program that could induce the named executive officers to take those risks. These discussions were held in a private session without the presence of any executive officer.

The committee members identified several risks that could threaten Horizon’s value. These risks include the following.

•	Liquidity – ability to meet funding obligations

•	Credit – asset quality

•	Interest rate risk – risk related to movement in interest rates

•	Operation, including Information Technology

•	Compliance risk

•	Risk associated with local, regional and national economy

The Compensation Committee members also conducted a risk assessment of Horizon’s 2011 incentive compensation plans for its named executive officers. The purpose of this review was to assure the Compensation Committee and the Board of Directors that the named executive officers were not being incentivized to take undue risks and for the Compensation Committee and the Board of Directors to take the action needed, if any, to mitigate undue risk taking. The risks the Compensation Committee and other Board committees considered and details of their analyses and conclusions are discussed below in the relevant contexts in the Compensation Discussion and Analysis.

The Compensation Committee also met with Horizon’s Senior Auditor on March 15, 2011, and September 13, 2011 for the purpose of reviewing all employee incentive compensation plans, the risks associated with each plan and efforts employed by Horizon to mitigate those risks. Horizon’s Compensation Committee determined that Horizon’s incentive- and commission-based plans do not incentivize any undue risk taking and that plan design provides the Committee with the flexibility needed to change the plans as changes in risk profile occur.

In 2011, Horizon’s Audit Committee of the Board of Directors met four times with Horizon’s Senior Auditor for the purpose of reviewing Horizon’s material risks and how risks are mitigated and monitored. In addition, the Board has several committees that specifically monitor Horizon’s credit, liquidity, incentive compensation, compliance and operational risks. Horizon has metrics in place to measure and monitor trends as they relate to material risks and reports those metrics to either the Board or a Board committee on a periodic basis throughout the calendar year.

Based on its last review of Horizon’s retail mortgage loan commission program in September 2011, the Compensation Committee considers that program reasonable and customary for the industry, however there are no caps or ceilings on the level of commissions that a retail mortgage loan officer can earn in a given year. In addition, commissions are paid as earned. To minimize risk to Horizon, mortgage loan originators do not have credit approval authority and all commission payments are reviewed and approved by the business unit manager based on actual retail mortgage loans closed. The Compensation Committee reviews the reasonableness of this program at least every two years based on comparable programs of competing entities. In addition, in September 2010 the Compensation Committee ordered an independent third party review of the commissions paid by Horizon to mortgage originators. The final report issued by the independent third party found Horizon’s mortgage loan originators’ commission schedule to be reasonable and within the banking industry norms.

Incentive compensation available to Horizon’s executive officers is discussed below in the “Compensation Discussion and Analysis.” The incentive compensation plan for James D. Neff, Executive Vice President and Corporate Secretary, is structured differently than the plans for other executive officers. This difference is based on the recruitment of Mr. Neff to Horizon in 1999 and the need to offer him a competitive incentive program. In addition to managing the mortgage warehouse department, Mr.

Neff oversees Horizon’s retail mortgage loan department. His annual incentive is based on the financial performance of the mortgage warehouse loan department, retail mortgage loan income, enterprise risk management and asset quality as measured in net charge-offs and specific reserve allocations for loan portfolios under his supervision. Mr. Neff’s bonus is calculated based on the following: return on equity for the mortgage warehouse department as outlined below, which is then multiplied by a factor determined from his performance scorecard. This factor or multiple can range from 0% to 120%. In addition, Mr. Neff’s incentive bonus is subject to Horizon achieving minimum earnings to cover dividends and fixed costs, receipt of an unqualified audit opinion from Horizon’s independent accountants and overall performance satisfactory to Horizon. Mr. Neff’s annual incentive compensation was capped at the lesser of the maximum allowed under the Capital Purchase Program’s compensation rules, during the period that Horizon was subject to those rules, or $240,000.

In 2009, Horizon adopted a Compensation Recovery Policy that covers all executive officers, vice presidents, mortgage loan originators and any other commission-based employee. The provisions of the Compensation Recovery Policy are discussed under the caption “TARP Capital Purchase Program Executive Compensation Restrictions” in the “Compensation Discussion and Analysis” section below.

Horizon has considerable latitude to adjust its incentive compensation programs to compensate for any changes in risk profile. This is achieved through Horizon’s incentive compensation plan rules that include the ability of the Compensation Committee to change, modify or cancel any cash incentive compensation plan.

As a standard corporate governance practice, Horizon attempts to retain its directors on the same Board committees, including the Compensation Committee, for the purpose of developing continuity and committee expertise. Horizon also focuses board education plans on increasing this expertise. Horizon believes this has proven to be an effective committee structure and has provided the Board with considerable committee expertise to help identify and mitigate material risks to Horizon.

SEC Compensation Risk Management Disclosures

As discussed above, when Horizon terminated its participation in the Capital Purchase Program on August 25, 2011, the Capital Purchase Program requirements relating to risk assessment ceased to apply, and Horizon became subject to rules adopted by the SEC that include certain requirements that are similar to the Capital Purchase Program requirements. The compensation risk rules adopted by the SEC in 2010 provide that if a public company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company, then the company must provide disclosures addressing the compensation policies and practices as they relate to risk management and risk-taking incentives with respect to all employees, not just the senior executive officers as under the Capital Purchase Program, and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. Horizon reviewed its compensation policies and practices for all employees on March 15, 2011 and September 13, 2011, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.

Enterprise Risk Management

In conjunction with Horizon’s Enterprise Risk Management Policy, the Senior Auditor, who serves as Horizon’s senior risk officer, and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified as follows:

•	High – potential material threat to the enterprise

•	Moderate – not a material threat to the enterprise, however could impact current year’s performance

•	Low – minimal threat to the enterprise

High level risks have established metrics and are reviewed quarterly with Horizon’s Board or Board committees as discussed below.

As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets in executive session with Plante & Moran, PLLC, which serves as Horizon’s internal auditor (the “Internal Auditor”), the Senior Auditor and Horizon’s independent registered public accounting firm. High-level risks are reviewed with the Audit Committee at each meeting.

The Board committees review high-level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities and information security. The Loan Committee reviews risks related to credit, loan concentrations, community reinvestment and compliance with lending rules and regulations. In 2011 and 2010, the Compensation Committee met twice in executive session with the Senior Auditor to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks, and the Compensation Committee anticipates that it will meet once during 2012 to conduct a similar review. All identified high-level risks have established metrics that are reviewed by Horizon’s Board or its committees.

In 2009, the Compensation Committee adjusted the matrices for the Executive Officer Bonus Plan to include “Enterprise Risk Management” as a new category. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual, Performance-Based Incentive Compensation” in the “Compensation Discussion and Analysis” below.

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. Our compensation program is designated to align executive officer compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.

The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.

Highlights of 2011 Cook & Co. Compensation Report

In 2011, the Compensation Committee requested Cook & Co. to prepare a report on Horizon’s named executive officers. This report compared overall executive compensation against 21 companies of comparable size (both TARP and non-TARP participants). The following are highlights from that report:

•	Total annual compensation was directionally aligned with Horizon’s size and performance in 2010.

•	When Cook & Co. compared Horizon’s performance for the last three completed fiscal years (2010, 2009 and 2008) to total direct compensation, they found:

o	On average, Horizon Bancorp ranks in the median range of the comparison companies in terms of company size and above the median range in terms of financial and market performance.

o	The competitive ranking indicates that the comparison group is a reasonable competitive benchmark.

o	Horizon’s top officers are positioned in the median range of the competitive consensus with the exception of Mr. Neff, an Executive Vice President, who is above the median range.

•	Horizon’s mix of base salary, target annual bonus and long-term incentive compensation for its top officers is generally representative of median competitive compensation.

Highlights of 2010 Cook & Co. Compensation Report

In 2010, the Compensation Committee requested Cook & Co. to prepare a report on Horizon’s named executive officers for the purpose of comparing overall executive compensation with our 2009 peer group banks that were TARP participants. The following are highlights from that report:

•
Total annual compensation was directionally aligned with Horizon’s performance for 2009 for the Chief Executive Officer and all other named executive officers and somewhat low relative to performance for the Chief Financial Officer.

•	When Cook & Co. compared Horizon’s performance for the last three completed fiscal years (2009, 2008 and 2007) to total direct compensation, they found:

o	On average, Horizon Bancorp ranks above the median of the comparison companies in terms of company size and in the top quartile in terms of financial and market performance.

o
Horizon’s top officers are positioned in the median range of the competitive consensus, except for Mr. Neff, an Executive Vice President, and Mr. Edwards, the Chief Operating Officer, who are above the median range.

•	Horizon’s mix of base salary, target annual bonus and long-term incentive compensation for its top officers is generally representative of median competitive compensation.

•	Horizon’s use of restricted stock is consistent with peer company practices, but some TARP recipients also use unrestricted stock.

Overview of Compensation Program

The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the same position in similar financial institutions.

In determining the 2012 compensation for the Chief Executive Officer, Chief Financial Officer and other top officers, the Compensation Committee placed its greatest reliance on the Cook & Co. 2011 report. The Compensation Committee also relied on the report to compare the reasonableness of the 2011 compensation of Horizon’s Chief Executive Officer and the other named executive officers. The Compensation Committee’s review included a study of base pay, bonus and long-term compensation. The 2011 Cook & Co. report made comparisons against the group of 21 Midwestern regional banks indicated in the list below with assets in the range of $1.052 billion to $2.769 billion. The peer group was selected by Cook & Co. and approved by the Compensation Committee. For 2010, the Compensation Committee had requested that Cook & Co. only up-date the 2009 report and include just those companies that were TARP recipients and to use the same peer group. In 2011, the peer group was expanded to include both TARP and non-TARP financial institutions.

The following list includes all peer group companies included in Cook & Co.’s 2009, 2010 and 2011 reports and indicates next to each company’s name the years in which that company was included in the reports

•	Baylake (Sturgeon Bay, WI) (2009 & 2011)

•	Camco Financial (Cambridge, OH) (2009)

•	CFS Bancorp (Munster, IN) (2009 & 2011)

•	Community Bank Shares (New Albany, IN) (2009 & 2010)

•	Enterprise Financial Services (Clayton, MO) (2009 & 2010)

•	First Financial Corp. (Terre Haute, IN) (2009 & 2011)

•	Firstbank (Alma, MI) (2009, 2010 & 2011)

•	German American Bancorp (Jasper, IN) (2009 & 2011)

•	Hawthorn Bancshares (Lees Summit, MO) (2009, 2010 & 2011)

•	Indiana Community Bancorp (Columbus, IN) (2009 & 2010)

•	Lakeland Financial (Warsaw, IN) (2009, 2010 & 2011)

•	Macatawa Bank (Holland, MI) (2009 & 2011)

•	MBT Financial (Monroe, MI) (2009 & 2011)

•	Mercantile Bancorp (Quincy, IL) (2009 & 2011)

•	Mercantile Bank (Grand Rapids, MI) (2009 & 2010)

•	Monroe Bancorp (Bloomington, IN) (2009)

•	MutualFirst Financial (Muncie, IN) (2009, 2010 & 2011)

•	Oak Financial Corp. (Bryon Center, MI) (2009)

•	Princeton National Bancorp (Princeton, IL) (2009 & 2010)

•	PVF Capital (Solon, OH) (2009)

•	QCR Holdings (Moline, IL) (2009, 2010 & 2011)

•	United Bancorp (Tecumseh, MI) (2009 & 2010)

•	West Bancorporation (West Des Moines, IA) (2009, 2010 & 2011)

•	Bank of Kentucky Financial Corp. (Crestville Hills, KY) (2011)

•	BankFinancial, FSB (Burr Ridge, IL) (2011)

•	First Defiance Financial (Defiance, OH) (2011)

•	Isabella Bank (Mount Pleasant, NY) (2011)

•	LNB Bancorp (Lorain, OH) (2011)

•	MainSource Financial (Greensburg, IN) (2011)

•	MidWestOne Financial (Iowa City, IA) (2011)

•	S.Y. Bancorp (Louisville, KY) (2011)

The Compensation Committee intends to continue to employ an independent third party consultant to review executive compensation, including long-term benefits, at least every three years.

The following discussion of compensation focuses on the compensation of the four executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. The named executive officers and their positions with Horizon and the Bank are as follows:

Name	Position
Craig M. Dwight	President and Chief Executive Officer of Horizon; Chairman and Chief Executive Officer of the Bank

Mark E. Secor	Chief Financial Officer of Horizon

Thomas H. Edwards	Executive Vice President of Horizon; President and Chief Operating Officer of the Bank

James D. Neff	Secretary of Horizon; Executive Vice President – Mortgage Banking of the Bank

TARP Capital Purchase Program Executive Compensation Restrictions

In December 2008, Horizon issued 25,000 shares of Series A Preferred Stock to the United States Department of the Treasury pursuant to the Capital Purchase Program. As a consequence of Horizon’s participation in the Capital Purchase Program, certain executive officers and employees of Horizon became subject to the executive compensation provisions of EESA as amended by ARRA.

Horizon repurchased from the Treasury 6,250 of the 25,000 shares of Series A Preferred Stock on November 10, 2010, and repurchased the remaining 18,750 shares on August 25, 2011. As a consequence of the repurchases, on August 25, 2011, Horizon and its employees ceased to be subject to the Capital Purchase Program compensation-related restrictions and requirements outlined below.

The ARRA limitations, as clarified in the interim final rule adopted by the Treasury in 2009, included the following:

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Prohibition on Bonus, Retention Awards, or Incentive Compensation Payments: With certain exceptions, each recipient of TARP assistance is prohibited from paying or accruing any bonus, retention award, or incentive compensation to certain employees during the period in which any obligation (other than warrants) arising from financial assistance provided under the TARP remains outstanding. The size of the assistance received by the TARP recipient determined how many of the institution’s employees were subject to this prohibition. Based on Horizon’s participation in the Capital Purchase Program prior to August 25, 2011, the prohibition applied to Horizon’s five most highly compensated employees.

•	Prohibition on “Golden Parachute Payments:” A TARP recipient is prohibited from making any “golden parachute payment” to a senior executive officer or any of the next five most highly-compensated employees of the institution during the period in which any obligation (other than warrants) arising from financial assistance provided under the TARP remains outstanding. ARRA defines “golden parachute payment” to mean any payment to a senior executive officer for departure from a company for any reason, except “payments for services performed or benefits accrued.”

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“Clawback” Requirement: A TARP recipient must provide for the recovery of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next twenty most highly–compensated employees of the institution based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

•
Prohibition on Manipulative Compensation Plans: A TARP recipient is prohibited from having any compensation plan in place that would encourage manipulation of the reported earnings of the institution to enhance the compensation of any of its employees.

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Policy on Excessive or Luxury Expenditures: The board of directors of a TARP recipient also must have in place a company-wide policy regarding excessive or luxury expenditures. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operations of the institution.

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Nonbinding Shareholder Vote on Executive Compensation: During the period a TARP recipient remains subject to an outstanding TARP obligation (other than warrants), the recipient must permit a separate shareholder “say on pay” vote to approve the compensation of senior executive officers. The shareholder vote is non-binding on the TARP recipient’s board of directors, and is not to be construed as overruling any compensation decision made by the board.

Actions Taken in Response to EESA, ARRA and Participation in the TARP Capital Purchase Program

During the period that Horizon was a participant in the TARP Capital Purchase Program, Horizon took the actions necessary to comply with the EESA, ARRA and TARP Capital Purchase Program requirements. Horizon entered into Compensation Recovery and Limitation Agreements with certain executive officers and employees who might be subject to the compensation restrictions. In October 2009, Horizon implemented a new compensation clawback policy, which covered all executive officers, vice presidents, and mortgage loan originators and other employees paid on a commission basis. This policy called for a recovery of compensation similar to those provisions provided under the Capital Purchase Program and ARRA standards.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (the “Dodd-Frank Act”), requires the SEC and the national securities exchanges to adopt rules requiring the clawback of incentive compensation in specific circumstances, and Horizon will amend its clawback policy and take the other actions necessary to comply with the new requirements when the SEC and NASDAQ issue the rules to implement the Dodd-Frank Act provisions.

As discussed in more detail below, until the repurchase of the Series A Preferred Stock completed on August 25, 2011, Horizon provided for bonus and certain other payments to be made in the form of restricted stock satisfying the EESA requirements. In addition, as required, Horizon’s Senior Auditor met with the Compensation Committee in private sessions for the purpose of reviewing risks associated with Horizon’s compensation plans and how those risks were mitigated.

Furthermore, on July 14, 2009, Horizon adopted a Luxury Expenditures Policy. This policy specified the extent to which office and facility renovations, entertainment activities, education, transportation and other expenses would be reimbursed.

2011 Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, Horizon provided shareholders with a separate, advisory shareholder “say on pay” vote to approve the compensation of senior executive officers. At that meeting, 97.4% of the shares voting on the proposal voted in favor of Horizon’s compensation of those executive officers as disclosed in the proxy statement. Following that vote, the Board of Directors considered whether any changes should be implemented in connection with our compensation policies and decisions. The high percentage of shares voting in support of the 2011 say-on-pay proposal indicated shareholder approval for the work of Horizon’s Compensation Committee and that Horizon’s executive compensation programs are aligned with shareholders’ interests. Given the significant shareholder support, the Board and Compensation Committee concluded that Horizon’s executive compensation is aligned with shareholders’ interests and, therefore, no additional action was taken as a result of the 2011 advisory vote on executive compensation. At the 2012 Annual Meeting, shareholders will again have the opportunity to vote on Horizon’s named executive officer compensation (see Proposal 2 below). Proposal 3 in this Proxy Statement, an advisory vote on the frequency of the say-on-pay vote, also provides shareholders with the opportunity to indicate whether they recommend that Horizon submit a say-on-pay proposal to shareholders every one, two or three years.

Compensation Risk

Prior to the termination of Horizon’s participation in the Capital Purchase Program, Horizon was subject to the Treasury rules that require the compensation committee to meet at least semi-annually with the financial institution’s senior risk officers to discuss and review the relationship between the financial institution’s risk management policies and practices and the institution’s compensation arrangements with senior executive officers. The purpose of the review was to ensure that the senior executive officer compensation arrangements did not encourage the senior executive officers to take unnecessary and excessive risks that threatened the value of the institution. As discussed above under the caption “Risk Management and Compensation Policies and Practices” in the “Corporate Governance” section of this Proxy Statement, during 2011 Horizon’s Senior Auditor, who serves as the senior risk officer, met with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and address how to mitigate and monitor such risks.

Our long-term business objectives require that we increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. We believe that if we are successful in achieving these objectives, the results will inure to the financial benefit of our shareholders. Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by our executive officers is directly related to Horizon and individual performance results. We recognize that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare. If this were to occur, it could weaken the link between pay and performance, and, therefore, result in less correlation between the compensation delivered to our executives and the return realized by our shareholders. Accordingly, we have designed our executive compensation program to limit and mitigate these possibilities and ensure that our compensation practices and decisions are consistent with Horizon’s risk profile. These features are discussed below.

Incentive Compensation Governing Rules

The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:

(a)	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at its sole discretion.

(b)
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

(c)	Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension or individual regulatory sanction.

(d)	The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.

(e)	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

Stock Ownership Guidelines

Horizon currently does not have stock ownership guidelines for its executive officers or directors, but Horizon’s Compensation Committee reviews annually the stock ownership and trends of the top ten senior officers of the Company and of all directors. During 2012, Horizon’s Board of Directors plans to consider the adoption of stock ownership guidelines.

Horizon’s Board of Directors and senior management are encouraged to increase and maintain their ownership in Horizon to better align their interests with shareholder interests. Members of the Board of Directors, in accordance with banking regulations, are required to maintain at least a $1,000 ownership interest in Horizon Common Shares while they serve on the Board. It is also the objective of the Board that directors will accumulate and hold shares while they serve as directors.

Overview of Compensation Elements and Mix

Horizon’s compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:

•	Salary

•	Annual performance-based incentive compensation

•	Long-term equity and/or cash incentive compensation

•	Stock awards

•	Retirement and other benefits

•	Perquisites and other personal benefits

To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with those of Horizon and its shareholders, our executive compensation program includes “at risk” compensation. We believe that the allocation of at risk compensation for annual cash incentives is reasonable for Horizon given our business objectives and is comparable to our peer group. The portion of long-term equity compensation is low compared to our peer group for non-TARP participating banks and given that three of Horizon’s four named executive officers currently do not have any outstanding long-term equity awards. At the March 20, 2012 meeting of the Board of Directors, the Compensation Committee will recommend to the Board that long-term equity awards be granted to the named executive officers.

When setting the total compensation for each named executive officer, the Compensation Committee reviews tally sheets indicating the historical amounts paid for each of the elements listed above. Although the Compensation Committee reviewed tally sheets, it did not take any specific action based on that review.

Base Salary

Base salary is the only fixed element of compensation that we provide to our executives and, as described below, is designed to provide a reasonable level of predictable income commensurate with a named executive officer’s responsibilities, experience and demonstrated performance and competitive with the levels of compensation paid by our peers. Our incentive compensation arrangements are intended to reward performance if, and only to the extent that, Horizon and our shareholders also benefit financially from the officers’ stewardship. Based on Cook & Co.’s 2011 and 2010 reports, Horizon’s base compensation for Mr. Dwight, Mr. Edwards and Mr. Secor are below peer averages, and base compensation for Mr. Neff is above peer average.

Annual Incentive Compensation

The annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved. We believe that the design of our Executive Officer Bonus Plan furthers our long-term business plan and ensures that the interests of our executives have been aligned with the interests of our shareholders:

•	Bonus payouts are not based solely on corporate performance, but also require achievement of one or more individual performance objectives;

•	The corporate financial performance objectives are consistent with the corporate financial performance objectives required under Horizon’s long-term incentive compensation plan;

•	Bonus payouts are based on short-term and long-term corporate and individual performance metrics;

•	Actual performance results for the corporate financial and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the amount of bonus payouts;

•	Amounts payable are subject to recovery by Horizon in the event that they were paid based on financial statements or other criteria that are later proven to be materially inaccurate; and

•
Horizon’s Executive Officer Bonus Plan provides additional shareholder protection by providing that bonuses are paid only if Horizon achieves a certain minimum earnings threshold, and the executive officer is in good standing with Horizon and is not under any individual regulatory sanction.

In addition, the Compensation Committee has not paid discretionary bonuses to the named executive officers at any time during the past four years and does not presently intend to pay discretionary bonuses in the event that the actual performance results for the corporate financial and individual performance objectives do not meet or exceed the threshold level for payout under the Executive Officer Bonus Plan.

During the period that Horizon was a participant in the Treasury’s Capital Purchase Program, Horizon paid incentive compensation to its five most highly compensated employees in the form of long-term restricted stock in lieu of cash awards. Beginning with Horizon’s termination of its Capital Purchase Program participation on August 25, 2011, Horizon has resumed making cash incentive awards.

Long-Term Incentive Compensation

As discussed in detail below, the long-term incentive component of our executive compensation program consists of grants of stock options and restricted stock and other awards that may be granted pursuant to the 2003 Omnibus Equity Incentive Plan. Grants of stock options and restricted stock are subject to vesting requirements. We set the amount of these awards relative to the overall value of our long-term compensation program that we believe is appropriate for accomplishing these purposes, while still providing our executives with the incentive to focus their efforts on earning their long-term incentive awards. Allocating a significant portion of each executive’s long-term equity compensation to restricted stock rather than stock options helps to reduce the likelihood that the options will create an incentive for the executives to engage in risky behavior that would drive up the price of our Common Shares and maximize exercise proceeds. We believe that the attributes of these awards and our compensation plans further our long-term business plan and ensure that the interests of our executives have been aligned with the interests of our shareholders.

Detailed Discussion of Compensation Elements

Base Salary

Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.

Horizon and the Bank entered into employment agreements with Mr. Dwight on December 1, 2006, with Mr. Edwards on July 16, 2007, and with Mr. Neff on December 14, 2011. The agreements provide that Messrs. Dwight, Edwards and Neff will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors. However, the employment agreements provide that the adjusted base salary amount may not be less than each of the executive’s base salary on the date of the agreement, which base salary amount was $280,000 for Mr. Dwight, $179,220 for Mr. Edwards and $245,193 for Mr. Neff. The agreements replaced the change-of-control agreements that the Bank had entered into with Messrs. Dwight and Edwards on October 7, 1999 and with Mr. Neff on October 18, 1999. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control.

The salary of each executive officer is compared to those salaries being paid to executive officers in positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. According to the 2011 and 2010 Cook Reports:

•	Horizon’s base salaries are generally competitive and not subject to performance risk;

•	Horizon’s incentive plans are appropriately weighted between short-term and long-term performance and cash and equity compensation;

•	There is a strong linkage between Horizon’s executive pay and Horizon’s performance;

•	Horizon’s compensation peer group and benchmarking methodology are appropriate;

•	There is no significant pay disparity among top executives, except with respect to Mr. Neff;

•	Horizon’s severance and/or change-in-control provisions are reasonable; and

•	Horizon’s special benefits and perquisites are minimal.

Cook & Co.’s 2011 report, based on 2010 peer data, reported that the average and highest base cash compensation for a Chief Executive Officer were $368,000 and $586,000, respectively. For Mr. Dwight’s services as Chief Executive Officer and President, he was paid a base salary in 2009 of $308,250, which represented a 2.75% increase over his 2008 salary of $300,000, and a base salary in 2010 of $319,039, which represented a 3.50% increase over his 2009 salary. The Compensation Committee will recommend to the Board of Directors at its March 20, 2012 meeting that the Board approve a 2012 base salary for Mr. Dwight in the amount of $400,000, which represents a 19.40% increase over his 2011 salary. The Compensation Committee’s basis for this recommended increase in Mr. Dwight’s 2012 base salary is that the Company’s historical performance is above median range in terms of financial and market performance, and the recommended increase is designed to move Mr. Dwight’s base salary above peer average.

The 2011 salary increases for the other named executive officers ranged from 3.25% to 3.5%. Mr. Secor’s salary was increased to $175,950 from $170,000 (3.5%); Mr. Edwards’ salary was increased to $245,193 from $237,475 (3.25%); and Mr. Neff’s salary was increased to $245,193 from $237,475 (3.25%). Mr. Secor’s base cash compensation was adjusted in 2010 to move his base salary closer to the peer group average of $196,000 for chief financial officers.

The salary increases for 2012 for the other named executive officers range from 2.75% to 22.19%. Mr. Secor’s salary was increased to $215,000 from $175,950 (22.19%); Mr. Edwards’ salary was increased to $265,000 from $245,193 (8.08%); and Mr. Neff’s salary was increased to $251,936 from $245,193 (2.75%). The larger than usual increase for Mr. Secor is designed to bring his base salary closer to the peer group average of $219,000 for chief financial officers. The salary increases followed Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix.

Annual, Performance-Based Incentive Compensation

After consultations with compensation consultant Cook & Co. in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Three of the named executive officers, Messrs. Dwight, Edwards and Secor, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.

To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements. Mr. Dwight’s, Mr. Edwards’ and Mr. Neff’s bonuses are paid in accordance with their employment agreements, which provide that they may participate in all incentive compensation plans and programs generally available to executive officers.

As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into short-term and long-term metrics with total bonus opportunities weighted fifty percent each. Short-term metrics place heavier weight on financial outcome in order to align bonus payouts with shareholders’ interests for the given year. Long-term metrics place heavier weight on positioning Horizon for future success and enterprise risk management to align with shareholders’ long-term interests. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee and the Board of Directors in comparison to Horizon’s strategic plan.

The weightings for Horizon’s 2011 bonus matrix for each individual participant is as follows:

Named Executive Officer & Category	Short-Term Metric Weighting	Long-Term Metric Weighting

Chief Executive Officer
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%
Chief Operating Officer and Chief Credit Officer
Financial Outcome of Horizon (Net Income, Efficiency, Business Unit Income & Asset Quality)	40%
Financial Outcomes for Areas of Direct Responsibility	40%	30%
Positioning Horizon for Future Success
Enterprise Risk Management	20%	70%
Chief Financial Officer
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	40%	60%
Project Management		20%

Horizon’s 2012 bonus matrices for each named executive officer will follow substantially the same categories and metric weightings as above, subject to approval by the Compensation Committee and Board of Directors at their March 20, 2012 meeting.

The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2011. The minimum earnings target is tied to earnings available to pay dividends and fixed costs at the holding company. In 2011 the minimum earnings threshold was $7.6 million. If Horizon’s net income for 2011 was below $7.6 million, no bonuses would be paid to any executive officer. The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum earnings goal was approximately $2.0 million above the targets of $10.7 million for 2011 and $9.2 million for 2010, and the maximum efficiency ratio was approximately 500 basis points better than the target of 65% for each year. The minimum awards for 2011, as for 2010, placed the greatest weight for short-term goals to exceed 80% of Horizon’s targeted financial goals, and for long-term goals the greatest weight was on enterprise risk management. In 2011, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. In 2010, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. Any participant not in good standing with Horizon would not be eligible for incentive compensation.

The other non-financial measurements include the following: enterprise risk management, compliance with rules, regulations and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attraction of good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.

For 2011, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 54%; Mr. Secor, 48%; and Mr. Edwards, 50%. Each named executive officer had as a short-term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2011 being 70% for Mr. Dwight, 60% for Mr. Secor and 80% for Mr. Edwards. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements or business unit outcomes. The short-term performance goals for each executive officer also included one non-financial metric for enterprise risk management. Long-term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.

In order to earn a bonus award, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher in 2011. If the participant achieves the goals for all categories, his aggregate weighted score would be 100%. In 2011, Mr. Dwight, Mr. Secor and Mr. Edwards all exceeded 80% in weighted average scores for both short- and long-term goals and earned a bonus award.

In considering Mr. Dwight’s bonus, the Compensation Committee used established short- and long-term goals for 2011 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning.

The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Secor and Edwards had an opportunity to earn under the Bonus Plan for 2011 are presented below in the Grants of Plan-Based Awards table.

In 2011, the Compensation Committee reviewed the Bonus Plan for 2011. Based on that review, the Compensation Committee concluded that the plans, as designed for 2011, align the interests of the senior executive officers with those of the shareholders and that the plan designs provide several features to mitigate the senior executive officers from taking undue risk that may threaten the enterprise.

Mr. Neff does not participate in the Bonus Plan. The Compensation Committee, however, has a formula pursuant to which it has awarded Mr. Neff an incentive bonus equal to a percentage of his salary if the Mortgage Warehousing Division of the Bank meets or exceeds certain Return on Equity (ROE) goals for the year. The ROE goals and bonus percentage amounts are as follows: 12% ROE: 25%; 15% ROE: 40%; and 20% ROE or above: 50%. If the Mortgage Warehousing Division ROE exceeds the 20% ROE target for a year, Mr. Neff receives an additional bonus equal to 15% of the dollar amount of the net income that exceeds the amount necessary to reach the 20% ROE target. In addition, Mr. Neff’s bonus award takes into consideration results under a performance score card for retail mortgage loan income before tax, asset quality as measured in net charge-offs and specific reserves taken for loans under his supervision, and overall enterprise risk management. Mr. Neff’s weighted average score for his score card was 88.5%, which equated to a 20% reduction in his total eligible bonus award. The amount of the bonus Mr. Neff received for 2011 is reported in the Summary Compensation Table.

Long-Term Incentive Program

In 2002, Horizon engaged compensation consultant Cook & Co. to review Horizon’s compensation of its top officers and outside directors. Cook & Co. recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. Horizon’s Board of Directors unanimously adopted the 2003 Omnibus Equity Incentive Plan on January 21, 2003, and the shareholders approved the

Omnibus Plan at the Annual Meeting held on May 8, 2003. At the 2010 Annual Meeting, shareholders approved amendments to the Omnibus Plan, including an increase in the number of Common Shares available for awards.

The Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including “performance-based compensation,” which meet the requirements of Internal Revenue Code Section 162(m), are generally excluded from this deduction limit. Participants in the Capital Purchase Program, such as Horizon, were subject to a $500,000 cap on tax-deductible compensation without any offset for performance-based compensation. Horizon terminated its participation in the Capital Purchase Program on August 25, 2011, so Horizon is no longer subject to the $500,000 cap.

The Compensation Committee administers the Omnibus Plan and may grant the following types of awards:

•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock

•	Performance units

•	Performance shares

•	Any combination of the above

Horizon’s long-term incentive program is based on the grant of stock options and restricted stock. Stock options and restricted stock are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.

In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee takes into consideration independent reports prepared in 2003, 2005, 2007, 2009, 2010 and 2011 by Cook & Co. and other peer data. In general, the 2011 Cook & Co. study found that Horizon’s executive compensation was appropriately balanced between cash and long-term incentives as compared with peer data; however, those peers that were not TARP participants generally had a higher mix in long-term compensation. Cook & Co.’s peer group consisted of 21 publicly traded financial institutions located in the Midwestern United States with assets in the range of $1.052 billion and $2.769 billion. Please refer to the list of peer group banks used in the Cook & Co. survey, which is included above under “Overview of Compensation Program.”

The stock options that are granted to executive officers are service based and vest in equal annual installments over a five-year period. Awards of restricted stock vest on the fifth anniversary of the date of grant if the executive officer remains employed by Horizon, the Bank or any of their affiliates.

Recovery of Bonuses and Incentive Compensation under TARP and the Dodd-Frank Act

In connection with its acceptance of capital from the Treasury in December 2008 under the TARP Capital Purchase Program, Horizon entered into agreements with its executive officers providing for the repayment to Horizon of any bonus or incentive compensation paid to those executives if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, irrespective of whether the executive officer engaged in any conduct leading to the inaccurate financial statements or performance metric criteria. In 2009, the TARP legislation was amended to provide, among other changes, that TARP recipients require their senior executive officers and the next twenty most highly-compensated employees to repay any bonus, retention award, or incentive compensation paid to such individuals based on statements of earnings, revenues, gains or other criteria that were later found to be materially inaccurate. To comply with the new requirements, in 2009 Horizon adopted a Compensation Recovery Policy and took the other actions described above under the caption “Actions Taken in Response to EESA, ARRA and Participation in the Capital Purchase Program.” These TARP recovery provisions no longer apply to Horizon, since on August 25, 2011, Horizon ceased its participation in the Capital Purchase Program.

During the period that Horizon remained subject to the TARP compensation restrictions, its employer matching contribution to its Supplemental Executive Retirement Plan for the top five highest paid employees were paid in restricted stock in accordance with the TARP compensation rules. These shares vested in full on August 25, 2011, when Horizon completed the repurchase of all shares of the Capital Purchase Program preferred stock.

Under the Dodd-Frank Act, companies listed on a national securities exchange must adopt a policy providing for the recovery of incentive-based compensation in the event of an accounting restatement based on erroneous data. Under such a policy, compensation would be recovered, or “clawed back,” from any current or former executive officer of the company who received the incentive-based compensation during the three years preceding the date on which the company is required to prepare the restatement. The amount to be recovered would be the excess of the amount that would have been paid to the executive officer under the restatement. Horizon will adopt a policy to comply with this requirement of the Dodd-Frank Act when the SEC and NASDAQ adopt rules implementing the requirement.

Qualified Retirement Plans

Horizon maintains two tax-qualified retirement plans, an Employee Stock Ownership Plan (the “ESOP”) and an Employees’ Thrift Plan (the “Thrift Plan”). Nearly all Horizon employees are eligible to participate in the ESOP. Horizon’s Board of Directors, in its discretion, determines Horizon’s contributions to the ESOP. The contributions may be made in the form of cash or shares of common stock. Shares are allocated among participants each December 31 on the basis of each participant’s eligible compensation to total eligible compensation (a maximum of $245,000 per participant). Dividends on shares held by the plan, at the discretion of each participant, are either distributed to the participant or retained in the plan for the purchase of additional shares.

The Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).

Post-Termination Compensation and Benefits

The employment agreements with Messrs. Dwight, Edwards and Neff provide for the payment of compensation upon a change in control. Mr. Secor is a party to a change-in-control agreement with the Bank. Mr. Neff also was a party to a separate change-in-control agreement with the Bank until December 14, 2011, when he entered into an employment agreement with Horizon and the Bank. The agreements with the named executive officers are discussed in more detail below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control. As discussed above, during the period that Horizon was a participant in the Capital Purchase Program, employment and change-in-control compensation restrictions applied to severance payments, including payments upon a change in control for certain executive officers.

The Horizon Bancorp Supplemental Executive Retirement Plan (the “Frozen SERP”), a nonqualified deferred compensation plan, was originally effective January 1, 1993, and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The Frozen SERP is an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and to be exempt from the requirements of Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Compensation Committee in its discretion.

Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP. No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP for 2011.

Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (the “2005 SERP”) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon Bancorp and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The 2005 SERP is also an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. The 2005 SERP maximum deferral percentage is limited to 25%.

Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.

Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.

In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon Common Shares. SERP Participants may change their investment election option once a year.

Horizon’s contributions allocated to the named executive officers under the 2005 SERP are included in the All Other Compensation column of the Summary Compensation Table appearing below.

Perquisites and Other Personal Benefits

Horizon provides minimal perquisites and other personal benefits to its executive officers. Messrs. Dwight and Edwards are provided with country club memberships and cellular telephone service. The cost of the memberships and/or telephone service is less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.

As discussed above in this Compensation Discussion and Analysis, during the period that Horizon participated in the Capital Purchase Program, the Board of Directors adopted a company-wide policy regarding excessive or luxury expenditures, as defined by the Treasury Secretary. Such “excessive expenditures” included expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operation of the institution.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2011 Annual Report on Form 10-K.

The Compensation Committee certifies that, in compliance with Section 111(b)(2)(A) of the Emergency Economic Stabilization Act of 2008 and the rules promulgated pursuant to EESA by the United States Department of the Treasury and for the period from January 1, 2011 through August 25, 2011, during which Horizon was subject to those requirements:

•
we completed the review of the compensation plans of the senior executive officers with Horizon’s Senior Auditor and we have made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Horizon and Horizon Bank;

•	we reviewed with Horizon’s Senior Auditor the employee compensation plans and have made all reasonable efforts to limit any unnecessary risks these plans pose to Horizon and Horizon Bank; and

•	we reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Horizon to enhance the compensation of any employee.

This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:

Peter L. Pairitz, Chairperson
Daniel F. Hopp
Robert E. Swinehart
Susan D. Aaron, Alternate

Executive Compensation Tables

The following tables provide information on the 2011 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer and the other two most highly compensated executive officers of Horizon and the Bank. These four individuals are referred to as the “named executive officers.”

Summary Compensation Table for 2011

The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2011.

Name and		Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)

Craig M. Dwight	2011	335,000	N/A	-	147,400	44,935	(6)	527,335
President and Chief	2010	319,039	N/A	-	140,378	43,816		503,233
Executive Officer	2009	308,250	N/A	-	120,218	47,830		476,298

Mark E. Secor	2011	175,950	N/A	-	58,064	20,427	(7)	254,441
Chief Financial Officer	2010	170,000	N/A	-	56,100	19,136		245,236
	2009	150,000	N/A	-	30,750	14,981		195,731

Thomas H. Edwards	2011	245,193	N/A	-	55,168	29,414	(8)	329,775
Executive Vice President	2010	237,475	N/A	-	69,758	27,871		335,104
	2009	230,000	N/A	-	28,750	36,176		294,926

James. D. Neff	2011	245,193	N/A	-	160,000	29,804	(9)	434,997
Secretary	2010	237,475	N/A	-	120,000	26,106		383,581
	2009	230,000	N/A	-	120,000	28,706		378,706

1.	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).

2.
Messrs. Dwight, Edwards and Secor are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

3.
The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years in accordance with FASB ASC Topic 718. For a discussion on the assumptions used in the calculation of the option awards reported in this column, please see note 19 of the Notes to Consolidated Financial Statements in Horizon’s 2011 Annual Report on Form 10−K filed with the SEC.

4.
Messrs. Dwight, Edwards, and Secor received payments under Horizon’s Executive Officer Bonus Plan. The bonus amount for Mr. Neff represents a bonus he receives based on the net profit of the Mortgage Warehouse division. (For more information about the Bonus Plan and for Mr. Neff’s bonus arrangement, see the discussion above in this Compensation Discussion and Analysis.) In accordance with restrictions imposed because of Horizon’s participation in the U.S. Treasury’s Capital Purchase Program, Messrs. Dwight, Edwards and Neff received all or a portion of their awards in the form of restricted stock instead of cash as follows: 2009: 54.8%, 2010: 100%, 2011: 75.0%.

5.	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.

6.
Includes Horizon’s contribution of $6,745 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $9,800 under the Thrift Plan, $25,000 under the SERP and $3,390 in dividends on restricted stock.

7.
Includes Horizon’s contribution of $6,005 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $7,460 under the Thrift Plan, $6,962 under the SERP and $0 in dividends on restricted stock.

8.
Includes Horizon’s contribution of $6,745 under Horizon’s Employee Stock Ownership Plan, and its matching contributions of $9,800 under the Thrift Plan, $11,550 under the SERP and $1,318 in dividends on restricted stock.

9.
Includes Horizon’s contribution of $6,745 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $9,800 under the Thrift Plan, $10,158 under the SERP and $3,101 in dividends on restricted stock.

As discussed above in the Compensation Discussion and Analysis, Horizon and the Bank have entered into employment agreements with Mr. Dwight, Mr. Edwards and Mr. Neff. The agreements provide that Mr. Dwight will continue to serve as Horizon’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer for a term of three years, that Mr. Edwards will continue to serve as Horizon’s Executive Vice President and the Bank’s President and Chief Operating Officer for a term of three years, and that Mr. Neff will continue to serve as Horizon’s Executive Vice President of the Bank and Secretary of the Holding Company for a term of three years. The terms of each of the agreements will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which the executive officer reaches the age of sixty-three, unless Horizon delivers notice to the executive officer within sixty days prior to the expiration of any one-year period that the term will not be extended.

Each employment agreement also provides that Messrs. Dwight, Edwards and Neff will continue to receive an annual base salary equal to the amount being paid to them on the date of the agreement, subject to adjustment. Horizon may terminate Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment immediately for “cause” and also may terminate their employment without cause upon not less than thirty days’ prior notice. Messrs. Dwight, Edwards and Neff may terminate their employment for “good reason” or upon not less than thirty days’ prior notice without good reason. (The definitions of “cause,” “good reason” and “change in control” specified in the agreements are summarized below under “Potential Payments Upon Termination or Change in Control.”)

If Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, his agreement provides for Horizon to pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and certain other benefits for a two-year period. If Horizon terminates Mr. Edwards’ or Mr. Neff’s employment without cause, or if either of Mr. Edwards or Mr. Neff terminates his employment for good reason, their agreement provides for Horizon to pay them an amount equal to their then-current annual base salary plus an amount equal to the average of their bonuses for the previous two calendar years. If Mr. Edwards’ or Mr. Neff' employment is terminated upon a change in control, the agreement provides for Horizon to pay them an amount equal to twice their then-current salary plus an amount equal to the average of their bonuses for the previous two calendar years. Mr. Edwards’ and Mr. Neff’s agreements also provides for him to receive health and certain benefits for a one-year period following his termination without cause, for good reason, or upon a change in control.

Messrs. Dwight’s, Edwards’ and Neff’s agreements also include provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Internal Revenue Code Section 280G and that protect Horizon’s and the Bank’s confidential business information and prohibit competition for specified periods. Mr. Dwight’s agreement prohibits him from competing against Horizon for a two-year period following the date of his termination, and Mr. Edwards’ and Mr. Neff’s agreements prohibit them from competing against Horizon for a one-year period.

During the period that Horizon was a participant in the Capital Purchase Program, Horizon and the Bank were prohibited from making severance payments to the named executive officers and the next five most highly compensated employees. See the discussion above under the caption “TARP Capital Purchase Program Executive Compensation Restrictions.” The severance payment restrictions ceased to apply to Horizon and the Bank on August 25, 2011, when Horizon completed the repurchase of the shares of Series A Preferred Stock previously issued to the Treasury.

Grants of Plan-Based Awards

Three of the named executive officers had the opportunity to earn cash bonuses under the Executive Officer Bonus Plan if Horizon met the earnings targets the Compensation Committee had established for 2011. A detailed description of the Executive Officer Bonus Plan is provided above in the Compensation Discussion and Analysis.

The following table presents the possible payouts the named executive officers had the opportunity to receive for 2011.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)			Target ($)			Maximum ($)
Name	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total

Craig M. Dwight	$14,238	$14,238	$28,476	$56,950	$56,950	$113,900	$90,450	$90,450	$180,900
Mark E. Secor	5,059	5,059	10,118	20,234	20,234	40,468	42,228	42,228	84,456
Thomas H. Edwards	7,662	7,662	15,324	30,649	30,649	61,298	61,298	61,298	122,596
James D. Neff (1)	-	-	40,000	-	-	200,000	-	-	240,000

1.	Mr. Neff does not participate in the Executive Officer Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table presents information on stock options and restricted stock held by the named executive officers on December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig M. Dwight	-	-	N/A	-	-	-	$ -	N/A	N/A
Mark E. Secor	6,000	1,500	N/A	$18.33	June18,2017	-	-	N/A	N/A
Thomas M. Edwards	-	-	N/A	-	-	-	-	N/A	N/A
James D. Neff	-	-	N/A	-	-	-	-	N/A	N/A

1.	All options have a ten-year life with pro-rata vesting over a five-year period from the grant date.

2.	The shares represented could not be acquired by the named executive officers as of December 31, 2011.

Option Exercises and Stock Vested for 2011

The following table presents information on the exercise by named executive officers of stock options during 2011 and the shares of restricted stock held by named executive officers that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Craig M. Dwight	-	$-	17,247	$307,867
Mark E. Secor	-	-	-	-
Thomas H. Edwards	-	-	7,356	131,850
James D. Neff	2,700	19,745	14,097	254,114

1.	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

Nonqualified Deferred Compensation for 2011

The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under the Supplemental Executive Retirement Plan, which is discussed above in the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Craig M. Dwight	$50,000	$25,000	$32,977	$-	$1,035,952
Mark E. Secor	13,923	6,962	1,808	-	61,529
Thomas H. Edwards	29,413	11,550	(12,388)	-	243,055
James D. Neff	29,836	10,158	15,817	-	492,341

1.
Executive contributions are included in the “Salary” column of the Summary Compensation Table and Registrant contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Horizon and the Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers. As discussed above in the Compensation Discussion and Analysis, the American Recovery and Reinvestment Act of 2009 prohibits the payment of golden parachute payments (defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued) during the period the Capital Purchase Program obligations (other than warrants) remain outstanding. This provision of the ARRA would preclude certain payments required to be paid to the named executive officers under the agreements and plans discussed below.

Employment and Change-in-Control Agreements

The employment agreement with Mr. Dwight discussed above provides that if Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.

The employment agreements with Mr. Edwards and Mr. Neff discussed above provide that if Horizon terminates Mr. Edwards’ or Mr. Neff’s employment without cause or, if Mr. Edwards or Mr. Neff terminates his employment with good reason, or if Mr. Edwards’ or Mr. Neff’s employment is terminated upon a change of control, Horizon will pay each of Mr. Edwards and Mr. Neff an amount equal to two times his then-current annual base salary, plus an amount equal to the average of his bonus for the prior two years. Each would also be entitled to receive health and life insurance benefits for a one-year period as well as reimbursement of up to $20,000 for expenses in searching for a new position.

The definitions of the terms “cause,” “good reason” and “change in control” are central to an understanding of the potential payments to the executive officers pursuant to the their agreements. The definitions in the agreements are summarized in the following paragraphs.

Under Messrs. Dwight’s, Edwards’ and Neff’s employment agreements, Horizon has “cause” to terminate the executive officer if he breaches any provision of the agreement, is prohibited from participating in the conduct of the Bank’s affairs pursuant to an order issued under specified provisions of the Federal Deposit Insurance Act, or if he has engaged in any of the specific activities listed in the agreement, including the following:

•	an intentional act of fraud, embezzlement, theft or personal dishonesty;

•	willful misconduct;

•	breach of fiduciary duty involving personal profit in the course of the executive’s employment;

•	intentional wrongful damage to Horizon’s business or property, causing material harm to Horizon; or

•	gross negligence or insubordination in the performance of the executive’s duties, or the executive’s refusal or repeated failure to carry out lawful directives of the Board.

A termination by the executive officer is for “good reason” if Horizon takes any of the following actions without the executive’s prior written consent:

•	require the executive to move his office to a location more than 30 miles from his principal residence;

•
reduce the executive’s then-current annual base salary by 10% or more, unless the reduction is part of an institution-wide reduction and proportionate to the reduction in the base salaries of all other Horizon executive officers;

•
remove the executive from participation in any incentive compensation or performance-based compensation plans, unless we terminate the participation of all of Horizon’s other executive officers in the plans;

•
reduce any material benefit plan or program or deprive the executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all of Horizon’s other executive officers;

•	assignment to the executive of duties and responsibilities materially different from those normally associated with his position as described in the agreement;

•	materially reduce the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment;

•	materially reduce the executive’s secretarial or administrative support; or

•	breach any provision of the agreement.

A “change in control” would include any of the following events:

•
A merger, consolidation or similar transaction involving Horizon or the Bank that results in the shareholders immediately prior to the transaction owning shares of the surviving or combined entity possessing voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

•	A sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon or the Bank;

•
A tender, exchange, sale or other disposition (other than a disposition of the stock in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than by Horizon, an employee benefit plan of Horizon or the Bank, or members of Horizon’s or the Bank’s board of directors) of shares representing more than 25 percent of the voting power of Horizon or the Bank; or

•
During any period of two consecutive years, the individuals who constituted the Board of Directors as of the date of the executive’s agreement cease for any reason to constitute at least a majority of the Board’s members, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

A Change in Control will not occur, however, if Horizon issues stock in a public offering; in connection with a transaction approved by a majority of shareholders or in which a majority of the shareholders (other than shareholders subject to Exchange Act Section 16(b)) have tendered their shares; or due to stock ownership by any Horizon employee benefit plan.

If Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment had terminated in connection with a change in control as of December 31, 2011, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $1,013,337; Mr. Edwards $582,384; and Mr. Neff $663,046.

One of the other named executive officers, Mr. Secor, is a party to a change of control agreement with the Bank. Mr. Secor’s agreement was amended effective as of January 1, 2009, to reflect the change in his title and responsibilities as of that date. In Mr. Secor’s agreement, the definition of “change in control” is the same as the definition described above in connection with the discussion of the employment agreements of Messrs. Dwight, Edwards and Neff.

Mr. Secor’s agreement provides that upon a change of control, a new term of employment will commence for the executive officer at the same base salary that the executive officer was receiving at the time of the change of control and such salary may not be reduced for a period of one year following the change of control. If the employment of Mr. Secor had terminated in connection with a change in control as of December 31, 2011, the amount he would have been paid under their agreements would have been $175,950. This amount excludes stock options that vest upon a change in control, which are discussed below.

Until December 14, 2011, when Mr. Neff entered into an employment agreement with Horizon and the Bank, Mr. Neff was a party to an agreement with the Bank regarding his employment upon a change in control. The agreement defined “change in control” to include a merger, tender offer, asset sale or other transaction that results in (1) a majority of Horizon’s shareholders prior to the transaction holding less than 50% of the voting securities of Horizon or its successor after the transaction, (2) persons who held less than 20% of the voting securities of Horizon prior to the transaction owning more than 50% of such securities after the transaction; or (3) a majority of the members of the Horizon Board of Directors being persons who were not directors of Horizon at least twenty-four months prior to the transaction.

The change-in-control agreement provided that the Bank could terminate Mr. Neff’s employment without cause at any time upon thirty days’ prior notice and that the benefits he would receive will be his benefits for the thirty-day period. The agreement provided that if a change in control occurs, the Bank would continue to employ Mr. Neff as a Senior Vice President at his base salary then in effect for a term of two years following the date of the change in control, but that he will remain subject to termination as provided in the agreement. If the change-in-control agreement had been in effect (instead of the employment agreement discussed above), and if Mr. Neff’s employment had terminated in connection with a change in control prior to December 14, 2011, under the change-in-control agreement in effect at that time, he would have been entitled to be paid $23,151.

If any of Messrs. Dwight, Edwards, Neff or Secor qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments of nonqualified deferred compensation to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Edwards, Neff and Secor currently is considered to be a “key employee.”

Other Benefits Upon Termination or Change in Control

In the event of a change in control of Horizon, the recipient of stock options and shares of restricted stock granted to executive officers under the Omnibus Plan that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. In addition, stock options granted to executive officers will be vested and fully exercisable as of the date of death, disability or retirement of the executive officer.

The Omnibus Plan provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (1) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (2) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (3) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or the Bank; or (4) during any period of two consecutive years individuals who at the date of the adoption of the Omnibus Plan constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

The Omnibus Plan provides, however, that a change in control will not be deemed to have occurred (1) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (2) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Exchange

Act; or (3) due to stock ownership by the Horizon Bancorp Employees’ Stock Ownership Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Ownership Plan or any other employee benefit plan.

If a change in control had occurred as of December 31, 2011, the stock options granted to executive officers that were not previously vested would have become fully vested as of that date. Mr. Secor is the only executive officer to whom options have been granted that have not vested, and if a change in control had occurred, or if Mr. Secor had terminated his employment due to death, disability or retirement as of December 31, 2011, he would not have realized any value upon the exercise of stock options. The outstanding stock options for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2011. The Omnibus Plan is discussed in more detail above in the Compensation Discussion and Analysis.

Section 162(m)

Pursuant to Section 162(m) of the Internal Revenue Code, in certain circumstances, the deductibility of compensation paid to any individual executive officer of a public company, including stock-based compensation, is limited to $1,000,000. Although Horizon retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, Horizon expects that the remuneration of its senior executive officers will remain under the applicable $1,000,000 limit.

Beginning in December 2008, as a consequence of Horizon’s participation in the Capital Purchase Program, Horizon was required to agree that it would be subject to a $500,000 annual deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, for remuneration paid to senior executive officers (as defined in Section 111(a)(1) of EESA), while the Treasury held an equity interest in Horizon. Horizon terminated its participation in the Capital Purchase program on August 25, 2011, and as a result, Horizon is no longer subject to the lower $500,000 limit. During the period Horizon was subject to the $500,000 limit, none of the compensation paid to the executive officers named in the Summary Compensation Table exceeded the lower threshold for deductibility under Section 162(m).

Compensation of Directors

The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1)		Total ($)

Susan D. Aaron	$24,008	$9,992	N/A	N/A	$-	$-		$34,000
Lawrence E. Burnell	20,008	9,992	N/A	N/A	-	-		30,000
Robert C. Dabagia	-		N/A	N/A	-	75,000	(1)	75,000
James B. Dworkin	22,008	9,992	N/A	N/A	-	-		32,000
Charley E. Gillispie	26,008	9,992	N/A	N/A	-	-		36,000
Daniel F. Hopp	20,008	9,992	N/A	N/A	-	-		30,000
Larry N. Middleton	20,008	9,992	N/A	N/A	-	-		30,000
Peter L. Pairitz	24,008	9,992	N/A	N/A	-	-		34,000
Robert E. Swinehart	22,008	9,992	N/A	N/A	-	-		32,000
Spero W. Valavanis	22,008	9,992	N/A	N/A	-	-		32,000

1.	Mr. Dabagia receives a salary of $75,000 for his services to Horizon and receives no director fees.

Horizon paid each of its non-employee directors a cash retainer of $20,008 and a bonus in Common Shares equal in value to $9,992 for their services in 2011. Active employees of Horizon and/or the Bank receive no separate compensation for their services as directors. The Chairpersons of the Compensation Committee and Loan Committee receive an additional cash amount of $4,000, the Chairperson of the Audit Committee receives an additional $6,000 and the Chairpersons of the Asset Liability Committee, Long Range Planning Committee and Trust Committee receive an additional $2,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.

The Compensation Committee, after consultation with Cook & Co., has determined that it will recommend increases in director compensation to the Board of Directors at the Board’s March 20, 2012 meeting. The Compensation Committee will recommend a $3,000 increase in the amount of the directors’ annual retainer fee paid in Company common stock and a $1,000 increase in the cash retainer fee paid to members of the Audit Committee.

Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and the Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

Report of the Audit Committee

This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011. In addition, the Audit Committee has discussed with BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission.

Charley Gillispie, Chairperson
James B. Dworkin
Larry N. Middleton
Robert E. Swinehart, Alternate

Common Share Ownership by Directors and Executive Officers

The following table sets forth the number and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2012.

Name	Shares Beneficially Owned(1)		Percentage
Directors:
Susan D. Aaron	12,988	(2)	*
Lawrence E. Burnell	4,427	(3)	*
Robert C. Dabagia	54,525	(4)	1.1%
Craig M. Dwight	154,166	(5)	3.1%
James B. Dworkin	6,266	(6)	*
Charley E. Gillispie	7,483	(7)	*
Daniel F. Hopp	5,508	(8)	*
Larry N. Middleton	13,999	(9)	*
Peter L. Pairitz	41,353	(10)	*
Robert E. Swinehart	17,963	(11)	*
Spero W. Valavanis	12,980	(12)	*

Other Executive Officers:
Thomas H. Edwards	50,436	(13)	1.0%
James D. Neff	65,269	(14)	1.3%
Mark E. Secor	8,884	(15)	*
All Directors and Executive Officers as a Group (14 Persons):	456,247	(16)	9.2%

*Beneficial ownership is less than one percent.

1.
The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2012, are included in the number of shares beneficially owned.

2.	All of the shares are owned directly by Ms. Aaron.

3.	The shares are held by a trust for which Mr. Burnell is the grantor and serves as trustee.

4.
Consists of 10,500 shares owned directly by Mr. Dabaia, 4,725 shares that are owned by Mr. Dabagia’s spouse and 39,300 shares held by a trust for which Mr. Dabagia serves as trustee and is a beneficiary.

5.
Consists of 9,005 shares owned directly by Mr. Dwight, 97,675 shares owned jointly by Mr. Dwight and his spouse, 2,822 shares held in the 2005 SERP, 35,919 shares held by the ESOP and 8,745 shares held by the Thrift Plan.

6.	Consists of 829 shares owned directly by Mr. Dworkin and 5,437 shares owned jointly by Mr. Dworkin and his spouse.

7.	Consists of 267 shares owned directly by Mr. Gillispie and 7,216 shares owned jointly by Mr. Gillispie and his spouse.

8.	All shares are owned jointly by Mr. Hopp and his spouse. Includes 4,608 shares pledged to an unaffiliated financial institution as partial security for a line of credit.

9.	Consists of 1,254 shares owned directly by Mr. Middleton, 11,952 shares owned jointly by Mr. Middleton and his spouse and 793 shares owned by his spouse.

10.	All of the shares are owned by Mr. Pairitz.

11.
Consists of 150 shares owned directly by Mr. Swinehart, 7,993 shares owned jointly by Mr. Swinehart and his spouse and 9,820 shares held in a trust for which Mr. Swinehart serves as trustee and is a beneficiary.

12.	All of the shares are owned directly by Mr. Valavanis.

13.
Consists of 24,172 shares owned directly by Mr. Edwards, 1,500 shares owned by Mr. Edwards’ spouse, 12,418 shares held in the 2005 SERP, 5,369 shares held by the ESOP and 6,977 shares held by the Thrift Plan.

14.	Consists of 53,272 shares owned directly by Mr. Neff, 942 shares held in the 2005 SERP, 4,538 shares held by the ESOP and 6,518 shares held by the Thrift Plan.

15.	Consists of 6,000 vested stock options granted under the Omnibus Plan, 858 shares held by the ESOP and 2,027 shares held by the Thrift Plan.

16.
Includes 6,000 shares covered by stock options and 196,346 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.

Stock Ownership of Certain Beneficial Owners

To the best of Horizon’s knowledge, as of December 31, 2011, the only shareholders or groups of shareholders beneficially owning more than 5% of the outstanding Common Shares are the following: Wellington Management Company, LLP, which reported in Amendment No. 3 to a Schedule 13G filed on February 14, 2012, beneficial ownership of 485,836 shares, representing 9.79% of the Common Shares; and Manulife Financial Corporation, Manulife Asset Management (North America) Limited, Manulife Asset Management (US) LLC and John Hancock Regional Bank Fund, which reported in a joint Schedule 13G filed on February 13, 2012, aggregate beneficial ownership of 65,546 shares of common stock and warrants exercisable for 517,704 Common Shares.

MIDTRUSCO, which is owned by The Midwest Trust Company and serves as the third-party nominee for Horizon Bank, NA held 1,242,065 Common Shares as of December 31, 2011.

Certain Business Relationships and Transactions

In accordance with our Audit Committee Charter and NASDAQ requirements, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and the Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chairman of the Audit Committee. For directors, the contact person is the Chairman of the Audit Committee.

Directors and executive officers of Horizon and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during 2011. The Bank expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Proposal 2

Advisory Vote to Approve Executive Compensation

Background of the Proposal

This proposal provides Horizon’s shareholders with the opportunity to cast an advisory vote to approve Horizon’s executive compensation. The past three years, we have provided you with an opportunity to vote, in an advisory capacity, on Horizon’s executive compensation in compliance with the requirements of the Capital Purchase Program. As discussed in the Compensation Discussion and Analysis above, Horizon ceased being a participant in the Capital Purchase Program on August 25, 2011. Rules adopted by the SEC to implement provisions of the Dodd-Frank Act provide for a similar say-on-pay vote, and this year we also are providing shareholders with this advisory say-on-pay vote pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

Executive Compensation

Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of its shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say on pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement. At the 2011 Annual Meeting, shareholders approved the compensation of Horizon’s named executive officers, with 97.4% of the shares voted on the proposal voting in favor of the compensation arrangements.

As described above in the Compensation Discussion and Analysis section of this Proxy Statement, a main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.

The following chart, prepared by the investment banking firm of Keefe, Bruyette and Woods, compares the change in market price of Horizon’s stock to that of other publicly traded banks in Indiana and Michigan over the past five years.

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Horizon Bancorp	100.00	93.51	45.57	59.13	96.97	94.77
Indiana Banks	100.00	75.92	87.25	56.06	65.38	67.31
Michigan Banks	100.00	52.77	24.58	14.45	13.92	15.39

Source : SNL Financial LC, Charlottesville, VA				(434) 977-1600
© 2011				www.snl.com

During 2011, Horizon’s Compensation Committee held a joint session with the Audit Committee, Horizon’s Senior Auditor and Horizon’s independent internal auditing firm to review executive officers incentive compensation program for any features that may incentivize undue risk taking. The participants in this joint session concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

•	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at their sole discretion.

•
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension or individual regulatory sanction.

•	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

•	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

In addition, based on information from Cook & Co., Horizon’s compensation consultants, and other sources, we believe our compensation levels for our executive officers are within acceptable ranges based on our performance in the top quartile of our peer group.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.

This Proposal 2 gives our shareholders the opportunity to endorse or not endorse Horizon’s overall executive compensation program and policies as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Horizon, our Board of Directors or the Compensation Committee of the Board of Directors. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering executive compensation arrangements.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Horizon Bancorp approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Horizon Bancorp’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

Vote Required and Effect

Approval of this Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.

The Board of Directors unanimously recommends a vote “For” approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
(Item 2 on the Proxy Card)

Proposal 3

Frequency of Advisory Vote to Approve Executive Compensation

Pursuant to Exchange Act Section 14A, which was added by the Dodd-Frank Act, and the implementing regulations adopted by the SEC, this year Horizon’s Board of Directors is required to offer shareholders the opportunity to cast an advisory vote on whether a shareholder advisory vote on the compensation paid to Horizon’s named executive officers, such as the vote described in Proposal 2 above, should occur every one, two or three years. Although this is an advisory vote and will not be binding upon Horizon, the Compensation Committee will take into account the outcome of the vote when considering the frequency of the shareholder vote on executive compensation.

The Board of Directors, after carefully considering the benefits and consequences of each alternative, has determined that holding an advisory vote every year is the most appropriate for Horizon at this time and recommends that you vote to approve the annual alternative.

Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. Shareholders may choose among the three alternatives (one year, two years or three years) or they may abstain from voting.

This vote is advisory and not binding on Horizon or its Board of Directors. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

The Board of Directors unanimously recommends conducting a vote to approve the compensation of the named executive officers every year.
(Item 3 on the Proxy Card)

Proposal 4

Ratification of Appointment of Independent Auditors

BKD, LLP served as Horizon’s independent auditors for 2011. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2012. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.

Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon or its shareholders.

Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Audit Committee of the Board of Directors recommends that shareholders vote “For” the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2012.
(Item 4 on the Proxy Card).

Auditor Fees and Services

BKD, LLP served as Horizon’s independent auditors for 2011 and 2010. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2012 and is seeking shareholder ratification at the Annual Meeting.

Audit Fees

BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $195,150 for 2011 and $224,100 for 2010.

Audit-Related Fees

No fees for audit-related services were paid to BKD, LLC for 2011. BKD, LLP’s fees for audit-related services for 2010 were $3,000 and were in connection with the consent related to the filing of a Registration Statement on Form S-8 to register an additional 175,000 Common Shares.

Tax Fees

BKD, LLP’s fees for tax services were $27,005 for 2011 and $20,100 for 2010.

All Other Fees

BKD, LLP’s other fees for 2011 were $4,815 and related to forensic data mining services. BKD, LLP did not bill any other fees for 2010.

Board of Directors Pre-Approval

Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD LLP to act as our independent auditor for the two fiscal years ended December 31, 2011. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that, in the future, the engagement of BKD LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2011 and 2010 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Horizon and owners of more than 10% of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the SEC. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2011 filing requirements, except that Form 5s filed on behalf of each of Messrs. Dwight, Edwards and Neff to report grants of restricted stock were inadvertently filed five days late.

Shareholder Proposals for 2013 Annual Meeting

Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2013 Annual Meeting of Shareholders must submit the proposal in writing so that Horizon receives it by November 23, 2012. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360.

Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, which release date for the 2012 Annual Meeting is expected to be on or about March 23, 2012. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws.

Shareholders who wish to nominate candidates or to bring other proposals before the Annual Meeting must submit the proposals in writing to Horizon’s Secretary no later than November 23, 2012. Copies of the Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.

Other Matters

Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.

To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.

We urge you to complete, date and sign the proxy and return it promptly in enclosed envelope.

James D. Neff
Secretary
Michigan City, Indiana
March 23, 2012

Availability of Form 10-K

A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Mary McColl, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K, together with the other proxy materials, also is available on the Internet at www.cfpproxy.com/5257. The Form 10-K and Horizon’s other SEC filings also are available online in the SEC’s EDGAR database at www.sec.gov.

REVOCABLE PROXY

HORIZON BANCORP

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2012

10:00 am.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas H. Edwards, James D. Neff, or Mark E. Secor, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of Horizon Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2012, at 10:00 a.m. (local time), at the Clarion Inn, 5820 S. Franklin Street, Michigan City, Indiana, or any adjournment of the Annual Meeting, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE ELECTION OF THE DIRECTORS, THE APPROVAL OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP, AND “1Yr” ON THE FREQUENCY OF ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

HORIZON BANCORP — ANNUAL MEETING, MAY 3, 2012

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5257

You can vote in one of three ways:

1.	Call toll free 1-866-273-7544 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at http://www.rtcoproxy.com/hbnc and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

HORIZON BANCORP

[X]	PLEASE MARK VOTES				For		Against	Abstain
	AS IN THIS EXAMPLE				4. Ratification of Appointment of BKD, LLP	☐	☐	☐
5. In their discretion, on such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting
		For	With- hold	For All Except
1.	Election of Directors Lawrence E. Burnell Robert C. Dabagia Peter L. Pairitz Spero W. Valavanis	☐	☐	☐
ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE FOUR NOMINEES STATED ABOVE AND FOR PROPOSALS 2 AND 4 AND "1 YR" FOR PROPOSAL 3.

(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)					Please indicate your intentions of attending the meeting on May 3, 2012, by completing the section below. I WILL attend the Annual Meeting.☐
		For	Against	Abstain	Number of Persons attending will be ______________
2.	Advisory Vote to Approve Executive Compensation	☐	☐	☐

3.	Frequency of Advisory Vote to Approve Executive Compensation	1 Yr	2 Yr	3 Yr	Abstain	Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor,
		☐	☐	☐	☐	administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date	YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Shareholder sign above Co-holder (if any) sign above		IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

**IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW **

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 3, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

VOTE BY TELEPHONE	VOTE BY INTERNET
Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 3, 2012 1-866-273-7544	Anytime prior to 3:00 a.m., May 3, 2012 go to https://www.rtcoproxy.com/hbnc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING PROXY MATERIALS: http://www.cfpproxy.com/5257

Your vote is important!